Exhibit 5.2
[DOLLAR FINANCIAL CORP LETTERHEAD]
March 22, 2010
National Money Mart Company
c/o Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, PA 19312-1288
Ladies and Gentlemen:
          I am the Senior Vice President and General Counsel of Dollar Financial Corp., a Delaware corporation (“Holdings”), and have acted in such in connection with the filings by National Money Mart Company, an unlimited company under the laws of the Province of Nova Scotia and wholly owned indirect subsidiary of Holdings (the “Company”), and the Guarantors (as defined below) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $600,000,000 aggregate principal amount of its 10.375% senior notes due 2016 (the “Exchange Notes”) in connection with the proposed exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of its outstanding 10.375% senior notes due 2016 issued on December 23, 2009 (the “Old Notes”).
          The Old Notes contain guarantees (the “Old Guarantees”) and, upon their issuance, the Exchange Notes will contain guarantees (the “New Guarantees”), by Holdings and certain direct and indirect wholly owned subsidiaries of Holdings (collectively, the “Guarantors”), including the Guarantors listed on Exhibit A hereto (the “Covered Subsidiaries”).
          The Old Notes and the Old Guarantees are, and upon their issuance the Exchange Notes and the New Guarantees will be, governed by the Indenture, dated December 23, 2009 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee.

March 22, 2010

          You have requested that I render the opinions set forth in this letter, and I am furnishing this letter pursuant to, the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Securities Act.
          In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the Registration Statement and the prospectus contained therein, (ii) the charter documents and bylaws and other organizational documents of the Covered Subsidiaries as currently in effect, (iii) the Indenture, (iv) the form of the Exchange Notes, (v) the form of the New Guarantees, (vi) minutes and records of the corporate proceedings of the Covered Subsidaries with respect to the New Guarantees, and (vii) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.
          For purposes of this opinion letter, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Covered Subsidiaries, and the due authorization, execution and delivery of all documents by and enforceable against the parties thereto other than the Covered Subsidiaries. As to any facts material to the opinions expressed herein, I have not independently established or verified such facts and I have relied upon statements and representations of officers and other representatives of the Covered Subsidiaries and others and no inference as to my knowledge concerning such facts should be drawn by such reliance.
          With respect to the opinions as to the good standing of the Covered Subsidiaries, I have relied solely upon written certificates or oral confirmation of the secretary of state or other applicable governmental office of the applicable state without investigation into the standards for issuing such certificates.
          Based upon the foregoing assumptions, qualifications and limitations, and subject to the further assumptions, qualifications and limitations set forth below, I am of the opinion that:
          1. Each of the Covered Subsidiaries is a corporation validly existing and in good standing under the laws of its respective jurisdiction of incorporation.
          2. The Indenture has been duly authorized, executed and delivered by each of the Covered Subsidiaries.
          3. The New Guarantees to be endorsed on the Exchange Notes by each of the Covered Subsidiaries have been duly authorized by such Covered Subsidiary.

March 22, 2010

          This opinion is given in respect of the Indenture and the New Guarantees of the Covered Subsidiaries only, and I express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein. This opinion speaks only as of its date, and I affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to my attention after the date hereof.
          I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
          This opinion letter is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.
Very truly yours,
/s/ Roy W. Hibberd
Roy W. Hibberd
Senior Vice President and
General Counsel

EXHIBIT A
Any Kind Check Cashing Centers, Inc., an Arizona corporation
Cash Unlimited of Arizona, Inc., an Arizona corporation
Check Mart of Louisiana, Inc., a Louisiana corporation
Check Mart of New Mexico, Inc., a New Mexico corporation
Check Mart of Texas, Inc., a Texas corporation
Check Mart of Wisconsin, Inc., a Wisconsin corporation
Financial Exchange Company of Ohio, Inc., an Ohio corporation
Loan Mart of Oklahoma, Inc., an Oklahoma corporation
Money Mart CSO, Inc., a Texas corporation
Money Mart Express, Inc., a Utah corporation
Pacific Ring Enterprises, Inc., a California corporation